Exhibit 99.1

Janus Contact:	March 14, 2007

James Aber: 303-336-4513
Shelley Peterson: 303-316-5625

JANUS CAPITAL GROUP ELECTS JOCK PATTON TO BOARD OF DIRECTORS

DENVER — Janus Capital Group Inc. (NYSE: JNS) today announced the appointment of Jock Patton to its board of directors.  Patton will replace Jim Craig, who is retiring from the board.  Both changes were effective March 12, 2007.

Patton is currently chairman of Swift Transportation Co., Inc., operator of the largest truckload fleet in the U.S., and a director of JDA Software Group, Inc.  In addition, Patton serves as independent chairman of the ING Funds Unified Board of Trustees, which oversees more than $60 billion in mutual fund assets.  Patton joined the ING Funds Unified Board of Trustees in 1995 and served as its lead trustee before becoming chairman in 2004.  In 2003, Institutional Investor News named him “Small Board Trustee of the Year.”  Patton plans to resign from the ING Funds Unified Board of Trustees by June 30, 2007.

From 1972 to 1991, Patton was a partner in the Phoenix law firm of Streich Lang, where he headed the securities and corporate finance practice.   From 1991 to 1997, he was president of StockVal, Inc., a registered investment advisor and provider of proprietary data, security analysis and valuation modeling software to major money managers and brokerage firms worldwide.  He was chief executive officer of Rainbow Multimedia Group, Inc., a digital entertainment production firm, from 1999 to 2001.

Patton received his A.B. and J.D. degrees from the University of California.

About Janus Capital Group Inc.

Founded in 1969, Denver-based Janus Capital Group Inc. (Janus) is a recognized leader of growth and risk-managed investment strategies. Our commitment to deliver for investors is rooted in our research-intensive approach and relentless passion to gain a competitive edge.

At the end of December 2006, Janus managed approximately $167.7 billion in assets for more than four million shareholders, clients and institutions around the world.  Outside the U.S., Janus has offices in London, Tokyo and Hong Kong.  Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), and Capital Group Partners, Inc. (doing business as Rapid Solutions Group). In addition, Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC.

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